Exhibit 10.3

2nd Amendment to the
Global Alliance for Acutus Product Distribution Agreement

This 2nd Amendment (“Amendment”) is made between:

BIOTRONIK SE & Co. KG,

Woermannkehre 1, 12359 Berlin, Germany

(in the following referred to as “Biotronik”),

and

Acutus Medical, Inc.

2210 Faraday Ave Suite 100, Carlsbad 92008, California, U.S.A.

(in the following referred to as “Acutus”),

Biotronik and Acutus are together referred to as the “Parties” and each a “Party”.

WHEREAS, Biotronik and Acutus have entered into the Global Alliance for Acutus Product Distribution Agreement on 11 May 2020, as amended by the 1st Amendment to the Global Alliance for Acutus Product Distribution Agreement (the “1st Amendment”) effective 1 March 2021 (as further amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Agreement”);

WHEREAS, Acutus has engaged specialized third-party advisors to review non-dilutive financings, including the sale of certain Acutus products set forth in Annex 2.1(b) hereto (the “Products”), including (among other things) related intellectual property rights (the “Asset Sale”);

WHEREAS, pursuant to the Agreement, Acutus has designated Biotronik as an exclusive or co-exclusive distributor of the Products in certain geographic territories; and

WHEREAS, in connection with the Asset Sale, the Parties desire to amend the Agreement to exclude the Products from the terms and conditions thereof, and terminate all rights provided to and obligations of Biotronik in relation to the Products thereunder, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.            Amendments to the Agreement and Ancillary Agreements. As of the Effective Date (defined below), the Agreement is hereby deemed amended and modified as follows:

(a)          the definitions of each of “ACM Products”, “ACM Console Products”, “ACM Disposable Products”, and “ACM Accessory Products” appearing in Annex 1(a) of the Agreement shall be deemed qualified by the following proviso: “provided that such products shall not include the Products (as defined in Annex 2.1(b) of this 2nd Amendment to the Agreement)”;

(b)          all provisions of the Agreement (including in all Annexes or ancillary agreements to the Agreement) that reference or otherwise incorporate the Products shall be deemed amended such that such Annexes or agreements no longer reference or incorporate the Products. This includes but is not limited to Annual Purchase Targets agreed to between the Parties according to Section 3.5 of the Agreement insofar as they are based on the Products; and

(c)           the rights and obligations of each of the Parties pursuant to the Agreement in respect of the Products shall terminate in accordance with Section 12.3 of the Agreement provided that in respect of the Products:

(i)            “Section 2.9.5(c) (until any applicable assignment has been completed)” shall be excluded from Section 12.3.1.

(ii)           Section 12.3.4 shall be amended to read “On the Effective Date of termination or expiry of this Agreement and after the Sell-Off Period or the period designated in Section 12.3.5, each Party’s rights to use the other Party’s Intellectual Property Rights pursuant to this Agreement cease; except that Acutus’ rights to use any Intellectual Property Rights of Biotronik in or to any Regulatory Materials or Clinical Data shall survive.”.

(iii)          Section 12.3.5 shall be amended to read:

“(a) Acutus will repurchase from Biotronik a part of or all Products that Biotronik and its Affiliates have in stock as of the Effective Date of this Amendment and that Biotronik has purchased from Acutus, at the net price originally paid by Biotronik (FCA Berlin, Incoterms 2020), except to the extent Products have already been sold to Third Party customers as of the Effective Date of this Amendment or to the extent Biotronik is obligated to fulfil its existing contractual or tender obligations, as provided in Section 12.3.5(b) below.

(b)     Acutus will, for a period of twenty-four (24) months after the Effective Date of the termination, permit Biotronik to:

(i)	fulfil contractual obligations to Third Parties that Biotronik entered into before the Effective Date of this Amendment, and

(ii)	serve tenders for which Biotronik has submitted offers to Third Parties before the Effective Date of this Amendment,

provided that, on Acutus’ reasonable request, Biotronik produces documentary evidence that the requirements of (i) and (ii) are fulfilled. For this purpose Acutus will allow Biotronik to keep existing Products in stock, and Acutus will sell additional Products to Biotronik during such twenty four (24) month period under the terms and conditions of the Agreement. Notwithstanding anything to the contrary, under no circumstances shall any Product be sold by or under authority of Biotronik later than six (6) months after the Effective Date of this Amendment, except as defined in this Section 12.3.5(b) (i) and (ii).

(c)     If Biotronik keeps existing Products in order to serve tenders according to Section 12.3.5(b)(ii) and Biotronik has not won such tender, Biotronik will inform Acutus within ten (10) days of the final decision relating to such tender, and Acutus will have the obligation to repurchase from Biotronik all of the Products that Biotronik has in stock or has bought from Acutus in view of such tender at the net price originally paid by Biotronik.”

(iv)          Section 12.3.6 and 12.3.8 shall not apply. Instead the Parties agree to the following:

(a)     Due to the short-term nature of the removal of the Products according to Annex 2.1(b) of this Amendment from the Agreement, Biotronik has not been able to recover adequate equitable benefits from its investments in the marketing of the Products. In recognition thereof Acutus will pay Biotronik a one-time, non-refundable compensation of the total shown in Annex (12.3.8), payable within forty-five (45) calendar days from receipt of the respective invoice. After such payment, Biotronik shall not be entitled to any additional indemnity for goodwill or similar compensation.

(b)     If, upon the Effective Date of this Amendment and six (6) months after the Effective Date of this Amendment of the Agreement as amended for the Products in this Agreement, Biotronik, its Affiliate(s), or any Sub-Distributor owns or holds any Marketing Authorization Approvals for any of the Products according to Annex 2.1(b) in any country of the Territory, Biotronik and/or the Affiliate(s), shall use commercially reasonable efforts to assign and transfer all right, title and interest in and to any and all such Marketing Authorization Approvals to Acutus, subject to applicable regulatory requirements.

(c)     If an assignment or transfer of a Marketing Authorization Approval according to this Section is not possible, or upon the Effective Date of this Amendment and six (6) months after the Effective Date of this Amendment a Marketing Authorization Approval request has been submitted but not yet granted, Biotronik and/or the Affiliate(s) shall use commercially reasonable efforts, to the extent allowed by applicable law and reasonably possible, to enable Acutus to otherwise benefit from the respective Marketing Authorization Approval and/or Marketing Authorization Approval request, respectively, including providing copies of Marketing Authorization Approvals, Clinical Data, and Regulatory Materials as well as rights of reference. Biotronik will not be obliged to perform any further actions in ongoing Marketing Authorization Approval proceedings.

(d)     If Biotronik and or its Affiliates have begun preparing requests for Marketing Authorization Approvals that have not been completed and/or submitted, Biotronik and/or its Affiliate(s) shall use commercially reasonable efforts to the extent allowed by applicable law to enable Acutus to benefit from the respective preparatory works, after the Effective Date of this Amendment to the extent reasonably possible. Biotronik will not be obliged to perform any actions to prepare or further Marketing Authorization requests on behalf of Acutus or third parties.

(e)     Due to the confidential nature of the information and documents to be transferred in connection with the foregoing sections, especially with Marketing Authorization Approval, Biotronik retains the right to reject any transfer according to Sections 2.(c)(v)(b), 2.(c)(v)(c) and/or 2.(c)(v)(d) of this Amendment, wholly or in part, at its sole discretion, however, Biotronik will not unduly reject transferal. Biotronik shall inform Acutus of rejections in whole in writing by 31 December 2022, and on a country by country basis.

3.            Effect of Amendment.

(a)          This Amendment will be deemed effective as of immediately prior to, but shall be subject to, the entry into a definitive agreement effecting the Asset Sale (the “Effective Date”). Acutus will inform Biotronik of such date without undue delay.

(b)          Notwithstanding the forgoing, should the Effective Date not occur prior to 31 December 2022, this Amendment shall be of no effect and shall be null and void.

(c)          Save for as set out in this Amendment, all other provisions of the Agreement shall remain in full force and effect without further amendment.

4.            Acknowledgements; Exercise of Rights; Further Assurances. Each Party hereby acknowledges that the Asset Sale does not constitute a Change of Control of Acutus, and as such, does not trigger any rights or obligations of either Party under the Agreement that are otherwise effective upon a Change of Control of Acutus.

5.            Miscellaneous. The provisions of Sections 14, 15, 16 and 17 of the 1st Amendment shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those sections to “this Amendment” were references to this Amendment and references to each Party are references to each Party to this Amendment.

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IN WITNESS OF THE ABOVE, the Parties have caused this 2nd Amendment to be executed by their duly authorized representatives below.

For: BIOTRONIK SE & Co.KG		For: Acutus Medical Inc.

Date:	25-Apr-2022	Date:	25-Apr-2022
By:	/s/ Hans-Jurgen Wildau	By:	/s/ Vince Burgess
Name:	ppa Dr. Hans-Jurgen Wildau	Name:	Vince Burgess
Title:	Segment Head Electrophysiology & Sensors	Title:	President & CEO

Date:	25-Apr-2022
By:	/s/ Martin Erben
Name:	i.A. Martin Erben
Title:	Director OEM Projects

Signature Page to 2nd Amendment to the Global Alliance for Acutus Product Distribution Agreement